UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 28, 2005

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

$3,255,000 Offering of Common Stock and Warrants:

On December 28, 2005 (the "Closing"), the Company entered into a Securities Purchase Agreement and completed the sale of $3,055,000 of the Company's Common Stock and Warrants to twelve accredited investors (the "Offering") and on January 4, 2006 the Company entered into a Securities Purchase Agreement and completed the sale of $200,000 of the Company's Common Stock and Warrants to an institutional investor (collectively, the "Investors"). The names of the purchasers are set forth in Item 3.02 below. Pursuant to the Securities Purchase Agreements, the Company issued a total of 2,712,501 shares of Common Stock (the "Shares") and Warrants ("Investor Warrants") to purchase 1,898,751 shares of Common Stock to the Investors (the "Warrant Shares"). The number of Shares purchased was based on 90% of the volume weighted average trading prices for the five trading days through and including the Closing, but not in excess of $1.20 per share or lower than $1.10 per share (the "Purchase Price") and the number of Warrant Shares was equal to 70% of the number of Shares issued. The exercise price of the Investor Warrants was equal to 120% of the Purchase Price. The Warrants have an exercise price of $1.44 per share, a term of five and one-half years, and are not exercisable for the first six months. After expenses of the transaction and the advisor's fee described below, the Company received approximately $3 million.

The Company also entered into a Registration Rights Agreement with the Investors which requires the Company to file a Registration Statement with the Securities and Exchange Commission that includes the Shares and the Warrant Shares within thirty days after the Closing Date and to use its best efforts to have the Registration Statement declared effective within 90 days after the filing date (the "Effectiveness Deadline"). If the Registration Statement is not filed within said 30 day period, or is not declared effective by the SEC by the later of (i) the Effectiveness Deadline, or (ii) if the SEC decides to conduct a "full review" of the Company's filings, 120 days after the Closing Date, then the Company shall pay the holders of the Shares and Warrant Shares an amount in cash equal to 1% of the aggregate purchase price of the offering for each subsequent 30-day period, up to a maximum of 5%.

If a Registration Statement covering the Warrant Shares is not available for the resale of such Warrant Shares after the Effectiveness Deadline, then the holders will have the right to exercise the Investor Warrants through a "cashless" exercise in which the holder will be issued a net number of Warrant Shares based on the relationship of the exercise price to the market price at the time of exercise.

Payment to Placement Agent:

As a result of the Closing of the financing described above, the Company became obligated to pay to Midtown Partners & Co., LLC ("Midtown Partners") a fee of $198,575, which is equal to 6.5% of the Offering, plus warrants ("Placement Agent Warrants") to purchase 171,844 shares of Common Stock ("Placement Agent Warrant Shares"). The Placement Agent Warrants have the same terms as the Investor Warrants except for full cashless exercise provisions. Midtown Partners intends to assign the Placement Agent Warrants to its controlling persons. The Company will include the Placement Agent Warrant Shares in the resale registration statement to be filed in connection with the completion of the above-described financing.

Item 3.02 Unregistered Sales of Equity Securities.

As reported more fully in Item 1.01 above and incorporated herein by reference, the Company issued a total of 2,712,501 shares of Common Stock and Warrants to purchase 1,898,751 shares of Common Stock to the following purchasers: Nite Capital LP (250,000 shares and 175,000 Warrant Shares), Cranshire Capital, L.P. (250,000 shares and 175,000 Warrant Shares), Whalehaven Capital Fund Limited (833,333 shares and 583,333 Warrant Shares), Iroquois Master Fund Ltd. (208,333 shares and 145,833 Warrant Shares), Hudson Bay Fund, L.P. (187,500 shares and 131,250 Warrant Shares), Jeffrey Benton (41,667 shares and 29,167 Warrant Shares), Capital Ventures International (250,000 shares and 175,000 Warrant Shares), Double U Master Fund LP (166,667 shares and 116,667 Warrant Shares), Monarch Capital Fund Ltd (166,667 shares and 116,667 Warrant Shares), Ronald A. Durando (100,000 shares and 70,000 Warrant Shares), Gustave T. Dotoli (50,000 shares and 35,000 Warrant Shares), CGA Resources, LLC (41,667 shares and 29,167 Warrant Shares), and Smithfield Fiduciary LLC (166,667 shares and 116,667 Warrant Shares).

The Warrants have an exercise price of $1.44 per share and a term of five and one-half years. This transaction was exempt under Section 4(2) of the Securites Act of 1933.

As reported more fully in Item 1.01 above and incorporated herein by reference on December 28, 2005, the Company became obligated to issue to Midtown Partners a Placement Agent Warrant to purchase 171,844 shares of Common Stock, with an exercise price of $1.44 per share and a term of five and one-half years. This transaction was exempt under Section 4(2) of the Securities Act of 1933.

Item 8.01 Other Events.

On December 29, 2005, the Company issued a Press Release reporting the completion of the financing transactions described in this Report, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

10.1 Securities Purchase Agreement, among the Company and the purchasers listed in Item 3.02.
10.2 Registration Rights Agreement, among the Company and the purchasers listed in Item 3.02.
10.3 Form of Warrant, issued to each of the purchasers listed in Item 3.02.
99.1 Press Release, issued December 29, 2005, describing the completion of the Offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

January 4, 2006	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Securities Purchase Agreement, among the Company and the purchasers listed in Item 3.02
10.2	Registration Rights Agreement, among the Company and the purchasers listed in Item 3.02
10.3	Form of Warrant, issued to each of the purchasers listed in Item 3.02
99.1	Press Release, issued December 29, 2005, describing the completion of the Offering